As filed with the Securities and Exchange Commission on December 19, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________________

FORM S-8

Registration Statement UNDER THE SECURITIES ACT OF 1933

____________________

INSEEGO CORP.

(Exact name of registrant as specified in its charter)

Delaware	81-3377646
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

____________________

9710 Scranton Road, Suite 200

San Diego, CA 92121

(858) 812-3400

(Address of Principal Executive Offices)

____________________

Inseego Corp. 2018 Omnibus Incentive Compensation Plan

Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan

Inducement Stock Option Awards

(Full Title of the Plans)

____________________

Kurt E. Scheuerman

Chief Administrative Officer and General Counsel

Inseego Corp.

9710 Scranton Road, Suite 200

San Diego, CA 92121

(858) 812-3400

(Name, Address and Telephone Number, Including Area Code, of Agent for Service)

____________________

Copy to:

Jason Simon

Greenberg Traurig, LLP

1750 Tysons Boulevard, Suite 1000

McLean, VA 22102

(703) 749-1386

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) has been filed by Inseego Corp., a Delaware corporation (the “Registrant”), to register additional shares of common stock authorized for issuance under the Company’s 2018 Omnibus Incentive Compensation Plan and Amended and Restated 2000 Employee Stock Purchase Plan, which were approved by the Company’s stockholders at the Company’s annual meeting of stockholders on September 23, 2024, as well as certain previously-granted inducement stock options.

This Registration Statement has been filed to register (i) 2,500,000 additional shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), available for issuance under the Inseego Corp. 2018 Omnibus Incentive Compensation Plan, as amended (the “2018 Plan”), (ii) 500,000 additional shares of Common Stock available for issuance under the Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan, as amended (the “ESPP”), and (iii) 50,000 shares of Common Stock issuable upon the vesting and exercise of non-qualified stock options (the “Inducement Options”). The Inducement Options were issued by the Registrant to certain individuals as an inducement material to each such individual’s employment with the Registrant and were approved by the compensation committee of the Registrant’s board of directors in reliance on the employment inducement exception under Nasdaq Listing Rule 5635(c)(4).

All of the share amounts presented herein reflect the 10-to-1 reverse stock split effective January 23, 2024.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

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PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K are incorporated by reference in this Registration Statement:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed by the Registrant with the Commission on February 22, 2024, as amended by the Registrant’s Annual Report on Form 10-K/A, filed by the Registrant with the Commission on April 1, 2024;
(b)	the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the Commission on May 10, 2024, the quarter ended June 30, 2024, filed with the Commission on August 8, 2024 and the quarter ended September 30, 2024, filed with the Commission on November 13, 2024;
(c)	the Registrant’s Current Reports on Form 8-K, filed by the Registrant with the Commission on January 23, 2024, February 21, 2024, April 18, 2024, May 9, 2024, July 1, 2024, July 22, 2024, August 5, 2024, August 7, 2024, September 11, 2024, September 16, 2024, September 24, 2024, October 2, 2024, November 12, 2024, November 12, 2024, and December 2, 2024.
(d)	the description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form 8-A (Registration No. 333-42570), filed by the Registrant with the Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 29, 2000, including any amendments or reports filed for the purpose of updating such description, as amended by the current report on Form 8-K12G3, filed by the Registrant with the SEC on November 9, 2016.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K or other information “furnished” to the Commission), shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any document or any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Nothing in this Registration Statement shall be deemed to incorporate information furnished but not filed with the Commission pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Kurt E. Scheuerman, who has given his opinion regarding the validity of the securities registered hereby is Chief Administrative Officer and General Counsel of the Registrant.

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Item 6. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

Section 145 of the DGCL further provides that: (i) to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and (iii) the corporation may purchase and maintain insurance on behalf of any present or former director, officer, employee or agent of the corporation or any person who at the request of the corporation was serving in such capacity for another entity against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145.

The Registrant’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, its directors shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of the directors’ fiduciary duties. This provision does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

Article 6 of the Registrant’s amended and restated bylaws provides that the Registrant will indemnify, to the maximum extent and in the manner permitted by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of the Registrant, whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith.

In addition to the above, the Registrant has entered into indemnification agreements with each of its directors and executive officers (each, an “Indemnitee”). In general, the indemnification agreements provide that, subject to certain limitations, the Registrant will indemnify and hold harmless each Indemnitee against all expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such Indemnitee or on such Indemnitee’s behalf, in connection with certain pending, completed or threatened proceedings, as defined in the indemnification agreements, if the Indemnitee acted in good faith and reasonably in the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The Registrant also has directors’ and officers’ liability insurance, which provides coverage against certain liabilities that may be incurred by its directors and officers in their capacities as directors and officers of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

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Item 8. Exhibits.

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K12G3. (File No. 000-31659), filed on November 9, 2016).
4.2	Certificate of Amendment of Certificate of Incorporation of Inseego Corp., dated January 23, 2024 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed January 23, 2024).
4.3	Amended and Restated Bylaws of Inseego Corp. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K12G3 (File No. 000-31659), filed on November 9, 2016).
4.4	Certificate of Designation of Series E Fixed-Rate Cumulative Perpetual Preferred Stock of Inseego Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38358), filed on August 13, 2019).
4.5	Certificate of Amendment to Certificate of Designation of Series E Fixed-Rate Cumulative Perpetual Preferred Stock of Inseego Corp. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38358), filed on March 10, 2020).
4.6	Form of Inseego Corp. Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (File No. 000-31659), filed on November 9, 2016).
4.7	Indenture, dated as of November 6, 2024, by and among Inseego Corp. and Wilmington Savings Fund Society, FSB, as trustee (incorporated by reference Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed November 12, 2024).
4.8	Supplemental Indenture, dated as of November 6, 2024, by and among Inseego Corp., as issuer, the guarantors from time-to-time party thereto and Wilmington Trust, National Association, as trustee (incorporated by reference Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed November 12, 2024).
4.9	Form of 9.0% Senior Secured Notes due 2029 (incorporated by reference to Exhibit A to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed November 12, 2024).
4.10	Form of Common Stock Purchase Warrant (incorporated by reference Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed November 13, 2024).
4.11	Base Indenture, dated May 12, 2020, between Inseego Corp. and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed May 12, 2020).
4.12	First Supplemental Indenture, dated May 12, 2020, between Inseego Corp. and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed May 12, 2020).
4.13	Form of 3.25% convertible senior note due 2025 (incorporated by reference Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q, filed August 10, 2020).
4.14	Registration Rights Agreement, dated August 6, 2018, by and among Inseego Corp. and the Investors identified on Exhibit A to the Securities Purchase Agreement (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed August 7, 2018)
4.15	Registration Rights Agreement dated November 6, 2024 (incorporated by reference Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed November 12, 2024).
5.1*	Opinion of Legal Counsel.
10.1	Inseego Corp. 2018 Omnibus Incentive Compensation Plan, as amended on July 30, 2024 (incorporated by reference Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q, filed November 13, 2024).
10.2	Amended and Restated Inseego Corp. 2000 Employee Stock Purchase Plan, as amended on July 30, 2024 (incorporated by reference Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q, filed November 13, 2024).
10.3*	Form of Inducement Stock Option Agreement.
23.1*	Consent of Marcum LLP, Independent Registered Public Accounting Firm.
23.2*	Consent of Legal Counsel (included in Exhibit 5.1 hereto).
24.1*	Power of Attorney (included on signature pages hereof).
107*	Filing Fee Table.

* Filed herewith.

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Item 9. Undertakings.

(a)The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low and high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this registration statement;

provided, however,that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if this Registration Statement and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 19, 2024.

INSEEGO CORP.

By: /s/ Steven Gatoff
Steven Gatoff
Chief Financial Officer

Each person whose signature appears below hereby constitutes and appoints Steven Gatoff and James Paul McClaskey, jointly and severally, his or her attorneys-in-fact, each with the full power of substitution, for him or her in any and all capacities, to sign this Registration Statement, and any amendments thereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Philip Brace Philip Brace	Executive Chairman of the Board of Directors (Principal Executive Officer)	December 19, 2024

/s/ Steven Gatoff Steven Gatoff	Chief Financial Officer (Principal Financial and Accounting Officer)	December 19, 2024

/s/ James Paul McClaskey James Paul McClaskey	Chief Accounting Officer (Principal Accounting Officer)	December 19, 2024

/s/ James B. Avery James B. Avery	Director	December 19, 2024

/s/ Christopher Harland Christopher Harland	Director	December 19, 2024

/s/ Jeffrey Tuder Jeffrey Tuder	Director	December 19, 2024

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